Exhibit 10.2

LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated as of March 8, 2013 (the “Effective Date”) among NET ELEMENT INTERNATIONAL INC., a Delaware corporation (“Lender”), UNIFIED PAYMENTS, LLC, a Delaware limited liability company (“Borrower”) and OLEG FIRER and Georgia Notes 18 LLC, a Florida limited liability company, as guarantors (each, a “Guarantor” and collectively, the “Guarantors”). The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS; DEFINITIONS

1.1. Accounting and Other Terms. As used in this Agreement, the Revolving Note, any other Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 1.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented pursuant to the terms hereof. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the Code) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in Florida. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default that is capable of being cured, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of a senior officer of Borrower.

1.2. Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that directly or indirectly controls, or is controlled, or is under common control with such first Person. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract or otherwise.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable laws may from time to time be amended, renewed, extended, or replaced).

“Bank Secrecy Act” means 31 U.S.C. Sections 5311-5330, as the same has been, or shall hereafter be, extended, amended or replaced.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets, liabilities, Collateral, business operations or financial condition.

“Borrowing Resolutions” are, Borrower's resolutions approving the Loan Documents and the transactions contemplated thereby, together with a certificate executed by an appropriate officer of Borrower certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

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“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Cash” means unrestricted cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody’s, in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing more than 25% of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, the individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Change in Law” means (a) the adoption of any treaty, law, rule or regulation after the date of this Agreement, (b) any change in any treaty, law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

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“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Florida; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Florida, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is the collateral identified in and subject to a security interest under the Pledge Agreement and any other Loan Document, and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Obligations.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such terms as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Party” shall mean any of the Borrower and the Guarantors.

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“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” ” is any “deposit account” as defined in the Code with such additions to such terms as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

“Funding Date” is any date on which a Loan is made to or for the account of the applicable Borrower, which shall be a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

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“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations. As of the Effective Date, the Guarantors are Oleg Firer and Georgia Notes 18 LLC.

“Guaranty” means that certain Non-Recourse Guaranty executed and delivered by Guarantors to Lender dated as of Effective Date.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, or (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, or proceedings seeking dissolution, liquidation, reorganization, arrangement, or other relief.

“Intellectual Property” means all of each Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights;

(e) any and all claims for damages by way of past, present or future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

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(f) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(g) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(h) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intellectual Property Claim” means the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory is violative of any ownership of or right to use any Intellectual Property of such Person.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Revolving Note, the Pledge Agreement, the Guaranty, any other note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

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“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the legality, validity, binding effect, or enforceability against Borrower of a Loan Document; or (d) a material impairment of the rights, remedies and benefits available to, or conferred upon, Lender under this Agreement and the other Loan Documents.

“MBF” is MBF Merchant Capital, LLC, an Illinois limited liability company.

“Notice of Borrowing” means a notice given by Borrower to Lender in accordance with Section 3.5(b), substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” means, without limitation, all loans, advances, indebtedness, notes, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options and amounts, liquidated or unliquidated, owing by a Credit Party to Lender or any Lender Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, the Revolving Note or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by a Credit Party to Lender or any Lender Affiliate; or are due indirectly by a Credit Party to Lender or any Lender Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to Lender or any Lender Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents and including all interest, fees and other amounts accruing after any Insolvency Proceedings begin. Said term shall also include all interest and other charges chargeable to a Credit Party or due from a Credit Party to Lender or any Lender Affiliate from time to time and Lender Expenses referred to in any Loan Document.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

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“Payment Office” shall mean initially 1450 S. Miami Avenue, Miami, Florida 33130; thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“Perfection Certificate” is defined in Section 4.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on Schedule 6.4;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more materially burdensome terms upon Borrower.

“Permitted Investments” means

(a) Investments existing on the Effective Date and set forth on Schedule 6.6;

(b) Investments of Borrower consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(e) any other Investments made in the ordinary course of business in an amount not to exceed $50,000 in the aggregate.

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“Permitted Liens” are:

(a) (i) Liens existing on the Effective Date and shown on Schedule 6.5 or (ii) Liens arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7; and

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(j) Liens in favor of other financial institutions arising in connection with Borrower’s Collateral Accounts held at such institutions.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” is that certain Pledge Agreement executed and delivered by Guarantors to Lender dated as of Effective Date.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“RBL” is RBL Capital Group, LLC, a Delaware limited liability company.

“Revolving Line” is an Advance or Advances in an aggregate principal amount up to seven hundred and fifty thousand dollars ($750,000).

“Revolving Line Maturity Date” is September 8, 2013.

“Revolving Note” means a Promissory Note in substantially the form of Exhibit A.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Documents” are the Pledge Agreement, the Guaranty and any other document executed by a Credit Party that purports to grant a security interest in and Lien on Collateral.

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“Solvency Certificate” means a certificate executed by a Responsible Officer as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the initial Advance hereunder, in substantially the form of Exhibit D hereto.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter Indebtedness to Lender (pursuant to a subordination or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transfer” is defined in Section 6.1.

“Unrestricted Subsidiary” means any Subsidiary formed by Borrower and designated in writing by Borrower to Lender as an Unrestricted Subsidiary; provided that no Unrestricted Subsidiary shall directly or indirectly benefit from any Advance or other extension of credit made under this Agreement and if any Unrestricted Subsidiary benefits directly or indirectly from any Advance or other extension of credit made under this Agreement, it shall cease to be an Unrestricted Subsidiary hereunder.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

2. LOAN AND TERMS OF PAYMENT

2.1. Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Advances and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

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(a) Availability. Subject to the terms and conditions of this Agreement, Lender shall make Advances not exceeding $750,000. Amounts borrowed hereunder may be repaid subject to the applicable terms hereof.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.2. Overadvances. If, at any time, the sum of the outstanding principal amount of all Advances exceeds the Revolving Line, Borrower shall immediately pay to Lender in Cash such excess.

2.3. Payment of Interest on the Advances.

(a) Computation of Interest. Interest on the Advances and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

(b) Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to five percent (5%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on the Revolving Line Maturity Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum equal to seven percent (7%) (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(d) Late Fee. If the entire amount of a required principal payment under this Agreement is not paid in full within ten (10) Business Days after the same is due, Borrower shall pay to Lender, a late fee equal to five percent (5%) of the required payment.

2.4. Fees. Borrower shall pay to Lender all Lender Expenses incurred through and after the Effective Date, when due.

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2.5. Payments; Application of Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 1:00 PM (Florida time) on the date when due to Lender at the Payment Office. Payments of principal and/or interest received after 1:00 PM (Florida time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.6. Voluntary Termination. Borrower shall have the right to terminate the Revolving Line at any time upon not less than five (5) Business Day's prior written notice to Lender of such termination, which notice shall specify the effective date thereof, the outstanding amount of the Revolving Line to be repaid upon termination, and the outstanding amount of other Obligations to be paid upon termination. Upon termination of the Revolving Line and payment in full of all outstanding Obligations, Borrower shall be relieved of its obligations under this Agreement, including, but not limited to, its obligations under Section 2.4 hereof.

3. CONDITIONS OF LOANS

3.1. Conditions Precedent to Initial Advance. Lender’s obligation to make the initial Advance, which initial Advance shall not exceed $600,000, is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender in its sole discretion, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than sixty (60) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d) certified copies, dated as of a recent date, of bankruptcy, judgment and lien searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens and judgments indicated in any such search results either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(e) the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(f) the Solvency Certificate, together with the duly executed original signatures thereto; and

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(g) a duly completed Schedule 3.1(g) containing the following information for each creditor of the Borrower to be paid from the initial Advance:

i)	the full legal name of the creditor;

ii)	contact information;

iii)	the amount to be paid;

iv)	payment instructions; and

v)	back-up documentation in support of the payment to be made (i.e., an invoice)

3.2. Conditions Precedent to all Advances. Lender’s obligations to make each Advance, including the initial Advance, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Notice of Borrowing;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Advance;

(c) no Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advance requested to be made on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(d) there has not been a Material Adverse Change.

3.3. Covenant to Deliver. The Credit Parties agree to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Advance. The Credit Parties expressly agree that an Advance made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any Advance in the absence of a required item shall be in Lender’s sole discretion.

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3.4. Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Lender in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee. Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation, which shall become due, shall be deemed a request for an Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with Lender and such request shall be irrevocable.

(b) Each Notice of Borrowing must be received by Lender on a prior to 1:00 PM (Florida time) on a Business Day that is at least one (1) Business Day prior to the requested Funding Date, specifying: (1) the amount of the Advance which amount shall be in a minimum amount of $20,000; (2) the requested Funding Date; (3) the purpose of the Advance; and (4) a duly completed Schedule 3.1(g) listing the information set forth in Section 3.1(g) above.

(c) The proceeds of all such Advances will then be made available by Lender and paid to the creditor(s) of the Borrower listed on Schedule 3.1(g). Prior to Lender making any such payments to creditor(s) of the Borrower, Borrower shall inform such creditors that Lender will be making the payments directly to the creditor(s) at the instruction of Borrower.

(d) For the avoidance of doubt, the Creditor Parties hereby acknowledge that all Advances made pursuant to this Agreement, including the initial Advance, shall be made directly to creditors of the Borrower and not to a Credit Party or any Affiliate thereof. The Advances shall solely be used to satisfy accounts payable of the Borrower incurred in the ordinary course of Borrower's business.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1. Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed on Schedule 4.1(e), Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.

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The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which Borrower is bound, other than those loan agreements that Borrower previously entered into with MBF and RBL (which events of default have been waived by MBF and RBL). Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

4.2. Ownership of Collateral. Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, including, but not limited to, the Collateral, and none of such assets are subject to any Lien other than a Permitted Lien.

The Collateral is not in the possession of any third party bailee (such as a warehouse).

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

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Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

4.3. Environmental Compliance. Borrower is in compliance with all applicable Environmental Laws. There are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against Borrower or relating to any real property currently or formerly owned, leased or operated by Borrower.

4.4. Litigation. There are no actions, or proceedings to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, are reasonably likely to result in a Material Adverse Change.

4.5. Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material adverse change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

4.6. Solvency. After giving effect to the transactions contemplated hereby, (a) the Borrower is solvent and able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair salable value of Borrower’s assets exceeds the fair value of its liabilities, including those incurred pursuant to this Agreement. After giving effect to the transactions contemplated hereby, Borrower (a) is not left with unreasonably small capital in relation to the business in which it is engaged and (b) has not incurred and does not believe it will incur debts beyond its ability to pay such debts, as they become due. In executing this Agreement, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors to which one or more of the Credit Parties may become indebted, including, but not limited to, the Lender.

4.7. Regulatory Compliance. Borrower is not an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

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4.8. Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

4.9. Tax Returns and Payments; Pension Contributions. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) takes proper reserves, and (d) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

4.10. Use of Proceeds. Borrower shall use the proceeds of the Advances solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

4.11. Anti-Terrorism; Trading with the Enemy. Neither Borrower nor any Subsidiary of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Borrower nor any Subsidiary of Borrower, or, to Borrowers’ knowledge, their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or a Person or entity who is affiliated or associated with a Person or entity listed above. Neither any Borrower or, to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224. Neither Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

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4.12. Full Disclosure. The reports, financial statements, certificates or other written information when furnished by a Credit Party to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information when so furnished), taken as a whole, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.13. Security Documents. The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Lien are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

5. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

5.1. Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

5.2. Financial Statements, Reports, Certificates. Deliver to Lender:

(a) Quarterly Financial Statement. Within thirty (30) days of the end of the first fiscal quarter of 2013, quarterly internally prepared financial statements of the Borrower, which shall, in each case, include a balance sheet, as at the end of such fiscal quarter, and related statements of income and cash flows, to be received and prepared in accordance with GAAP, consistently applied, subject to year-end adjustments (the “Quarterly Financial Statements”);

(b) Quarterly Compliance Certificate. Together with reporting referred to in sub-clause (a) a duly completed Compliance Certificate signed by a Responsible Officer, certifying that Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall reasonably request;

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(c) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Fifty Thousand Dollars ($50,000) or more;

(d) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, patent or trademark, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Lender, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(e) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Lender.

5.3. Taxes; Pensions; Withholding. File, and require each of its Subsidiaries to file, all required tax returns and reports and pay, and require each of its Subsidiaries to pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 4.9 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by Lender from Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such deduction or withholding from any such payment or other sum payment hereunder to Lender, the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Lender receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Borrower will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this provision shall survive the termination of this Agreement.

5.4. Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 5.4 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 5.4, and take any action under the policies Lender deems prudent.

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5.5. Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Lender in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(b) Provide written notice to Lender within thirty days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

5.6. Access to Borrower's Books. Allow Lender, or its agents, at reasonable times, on five (5) Business Day’s notice (provided no notice is required if and Event of Default has occurred and is continuing), to inspect and copy Borrower’s Books.

5.7. Formation or Acquisition of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date and provided such Subsidiary is not an Unrestricted Subsidiary, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Lender a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder or Guarantor, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance satisfactory to Lender, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document.

5.8. Environmental Compliance. Comply in all material respects with all Environmental Laws. Not suffer, cause or permit any disposal of Hazardous Materials at any property owned, leased or operated by Borrower or any Subsidiary except in accordance with applicable Environmental Laws. Promptly notify Lender in the event of the disposal of any Hazardous Materials in violation of any Environmental Law in any material respect at any property owned, leased or operated by Borrower or any of its Subsidiaries, or in the event of any release, or threatened release, of a Hazardous Materials in violation of any Environmental Law in any material respect from any such property. Deliver promptly to Lender copies of any material documents received from the United States Environmental Protection Agency or any state, provincial, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law.

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5.9. Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to affect the purposes of this Agreement. Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6. NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

6.1. Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

6.2. Changes in Business, Management, Control, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) permit or suffer any Change in Control or (d) have a change in any member of senior management of Borrower unless Lender has been provided prior written notice of such change and such new member of senior management is reasonably acceptable to Lender.

6.3. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

6.4. Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5. Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral other than Permitted Liens.

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6.6. Distributions; Investments.

(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock and (iii) Borrower may make dividends or make any distribution or payment or redeem, retire or purchase any capital stock, so long as no Default or Event of Default has occurred and is continuing or would result from such dividend or distribution or payment or redemption, retirement or purchase of capital stock; or

(b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

6.7. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

6.8. Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

6.9. Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1. Payment Default. Borrower fails to (a) make any payment of principal or interest on any Advance on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Advance will be made during the cure period);

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7.2. Covenant Default.

(a) A Credit Party fails or neglects to perform any obligation in Section 5 or violates any covenant in Section 6; or

(b) A Credit Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fourteen (14) days after written notice of the occurrence thereof. Cure periods provided under this section shall not apply to covenants set forth in clause (a) above;

7.3. Material Adverse Change. A Material Adverse Change occurs;

7.4. Attachment; Levy; Restraint on Business.

(a) (i) The service of process, by trustee or similar process, attaching to any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Lender or any Lender Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

7.5. Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

7.6. Other Agreements. There is, under any agreement to which a Credit Party is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (b) any default by a Credit Party, the result of which could have a Material Adverse Effect; provided, however, that the Event of Default under this Section 7.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Lender receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Lender be materially less advantageous to Borrower or any Guarantor.

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7.7. Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

7.8. Misrepresentations. A Credit Party or any Person acting for a Credit Party makes any material representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such material representation, warranty, or other statement is incorrect in any material respect when made;

7.9. Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

7.10. Guaranty. (a) The Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under a Guaranty; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.7, or 7.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Lender’s Lien in the Collateral provided by Guarantor or in the value of such Collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

7.11. Lender Group. Borrower or any of its Subsidiaries defaults under any agreement (other than any Loan Document) with Lender or any of its Affiliates; or

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7.12. Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or has caused or could reasonably be expected to cause, a Material Adverse Change, or materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8. LENDER’S RIGHTS AND REMEDIES

8.1. Rights and Remedies. While an Event of Default occurs and continues beyond any applicable cure period, Lender may, upon written notice to Borrower, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) [Reserved]

(d) [Reserved]

(e) apply to the Obligations any (i) balances and deposits of a Credit Party it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(g) demand and receive possession of Borrower’s Books; and

(h) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

8.2. [Reserved]

8.3. Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

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8.4. Application of Payments and Proceeds upon Default. If an Event of Default has occurred and is continuing beyond any applicable cure period, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

8.5. No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6. [Reserved]

8.7. Borrower Liability. To the extent there is more than one Borrower, any Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until the Obligations are paid in full in cash and all commitments to extend credit are irrevocably terminated each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

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9. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	Unified Payments, LLC
3363 NE 163rd Street
Suite 705
North Miami Beach, Florida 33160
	Attn:	Oleg Firer
	Fax:	786-272-0696
	Email:	ofirer@unifiedpayments.com

With a copy to:	Steven Wolberg, Esq.
	Fax:	617-663-6269
	Email:	swolberg@unifiedpayments.com

If to Lender:	Net Element International Inc.
1450 S. Miami Avenue
Miami, Florida 33130
	Attn:	Jonathan New
	Fax:	305-507-8808
	Email:	jn@netelement.com

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With a copy to:	Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue
Suite 2300
Miami, FL 33131
	Attn:	Serge Pavluk, Esq.
	Fax:	(305) 351-2253
	Email:	spavluk@bilzin.com

10. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Florida applied to contracts to be performed wholly within the State of Florida. Any judicial proceeding brought by Lender against Borrower with respect to any of the Obligations, this Agreement or any other Loan Document or related agreement may be brought in any court of competent jurisdiction in the County of Miami-Dade, State of Florida, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts in connection with any such judicial proceeding brought by Lender against Borrower, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 9 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Miami-Dade, State of Florida.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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11. GENERAL PROVISIONS

11.1. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

11.2. Indemnification.

(a) Borrower shall indemnify Lender and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b) Borrower shall indemnify Lender and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender (i) under or on account of Borrower’s violation of any applicable Environmental Laws, including, without limitation, the assertion of any Lien thereunder and/or (ii) with respect to any discharge of Hazardous Materials, the presence of any Hazardous Materials affecting real property owned or leased by Borrower, whether or not the same originates or emerges from such real property or any contiguous real estate. Borrower’s obligations under this sub-section shall arise upon the discovery of the presence of any Hazardous Material at any real property owned or leased by Borrower, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials.

11.3. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

11.4. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.5. Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Lender provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Lender and Borrower.

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11.6. Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

11.7. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

11.8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.9. Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 11.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

11.10. Confidentiality/Sharing of Information.

(a) Lender shall hold all non-public information obtained by Borrower pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling highly confidential information of this nature; provided, however, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective transferees, and (iii) as required or requested by any Governmental Authority or pursuant to legal process or applicable law; provided, further that (x) unless specifically prohibited by applicable law or court order, Lender shall use reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Authority (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall Lender be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

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11.11. Attorneys’ Fees, Costs and Expenses. All costs and expenses incurred in the enforcement of Borrower's obligations under this Agreement shall be part of the Obligations, including, without limitation, (i) reasonable attorneys’ fees and disbursements incurred by Lender, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in preserving, enforcing and foreclosing on Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, (iii) in defending or prosecuting any actions or proceedings relating to Lender’s transactions with Borrower, or (iv) in connection with the enforcement of this Agreement or any consent or waivers hereunder and all related agreements, documents and instruments.

11.12. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

11.13. Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.14. Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.15. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.16. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

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11.17. USA PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA PATRIOT Act.

11.18. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

11.19. Consequential Damages. None of Lender nor any agent or attorney for any of them, shall be liable to Borrower for indirect, punitive, exemplary, incidental, special or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

UNIFIED PAYMENTS, LLC

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title	Executive Chairman

GUARANTORS:

OLEG FIRER

By:	/s/ Oleg Firer
Name:	Oleg Firer

Georgia Notes 18 LLC, a Florida limited liability company

By:	/s/ Anzheliqua Zalkin
Name:	Anzheliqua Zalkin

LENDER:

NET ELEMENT INTERNATIONAL INC.

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title	President

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EXHIBIT A

SECURED REVOLVING NOTE

$750,000	Maturity Date: August __, 2013

FOR VALUE RECEIVED, UNIFED PAYMENTS, LLC, a Delaware limited liability company (“Borrower”) hereby promises to pay to the order of NET ELEMNENT INTERNATIONAL INC. or the holder (the “Lender”) of this Secured Revolving Note (this “Revolving Note”) at 1450 S. Miami Avenue, Miami, Florida or such other place of payment as the holder of this Revolving Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as specified in the Loan Agreement (defined hereafter).

This Revolving Note is the Revolving Note referred to in, and is executed and delivered in connection with, that certain Loan Agreement dated as of March 8, 2013, by and between Lender, Borrower and certain Guarantors thereunder (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Revolving Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Revolving Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Revolving Note has been negotiated and delivered to Lender and is payable in the State of Florida. This Revolving Note shall be governed by and construed and enforced in accordance with, the laws of the State of Florida, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF	Unified Payments, LLC

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	Net Element International Inc.

RE:	Loan Agreement, dated as of March 8, 2013 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between UNIFIED PAYMENTS, LLC (“Borrower”), OLEG FIRER and Georgia Notes 18 LLC, as guarantors and NET ELEMENT INTERNATIONAL INC. (“Lender”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement

DATE:	_____________ __, 2013

The undersigned, the ___________ of UNIFIED PAYMENTS, LLC, a Delaware limited liability company (the “Borrower”), gives this certificate to NET ELEMENT INTERNATIONAL INC. (the “Lender”), in accordance with the requirements of Sections 5.2(b) of that certain Loan Agreement, dated as of March 8, 2013 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between Lender, Borrower and certain Guarantors thereunder. Capitalized terms used herein without definition are so used as defined in the Loan Agreement.

1.	No Default or Event of Default has occurred or is continuing, except for such conditions or events listed on Schedule 1 attached hereto, specifying the nature and status and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

2.	Borrower is in compliance in all material respects with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto.

Unified Payments, LLC

By:
Name:
Title:

EXHIBIT C

NOTICE OF BORROWING

TO:	Net Element International Inc.

RE:	Loan Agreement, dated as of March 8, 2013 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between UNIFIED PAYMENTS, LLC (“Borrower”), OLEG FIRER and Georgia Notes 18 LLC, as guarantors and NET ELEMENT INTERNATIONAL INC. (“Lender”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement

DATE:	_____________ __, 2013

Pursuant to Section 3.4(a) of the Loan Agreement, please take notice that Borrower requests a Revolving Loan as follows:

Funding Date of Proposed Advance: ______________ __, 2013

Amount of Advance: $________________

Purpose of Advance: __________________________________________

To induce Lender to make the requested Advance, Borrower hereby represents and warrants that all of the conditions contained in Section 3.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the Funding Date of the requested Advance, before and after giving effect thereto.

Unified Payments, LLC

By:
Name:
Title:

Schedule 3.1(g) to Notice of Borrowing

EXHIBIT D

SOLVENCY CERTIFICATE

TO:	Net Element International Inc.

RE:	Loan Agreement, dated as of March 8, 2013 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between UNIFIED PAYMENTS, LLC (“Borrower”), OLEG FIRER and Georgia Notes 18 LLC, as guarantors and NET ELEMENT INTERNATIONAL INC. (“Lender”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement

DATE:	March 8, 2013

The undersigned ______________ of the Borrower is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this Certificate on behalf of the Borrower.

The undersigned certifies that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of the Advances and other extensions of credit under the Loan Agreement.

The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate believed by the undersigned to be reasonable when made and were made in good faith and continue to be believed by the undersigned to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that to his knowledge, after giving effect to the transactions contemplated by the Loan Agreement:

(a)	The Borrower is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

(b)	The fair saleable value of the Borrower's assets, measured on a going concern basis, exceed all probable liabilities, including those to be incurred pursuant to the Loan Agreement.

(c)	The Borrower does not have unreasonably small capital in relation to the business in which it engages.

(d)	The Borrower has not incurred, and does not believe that it will incur, debts beyond its ability to pay such debts as they become due.

(e)	In executing the Loan Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other persons to which one or more of the Credit Parties is or will become indebted, including, but not limited to, the Lender.

This Solvency Certificate may, upon execution, be delivered by facsimile or electronic mail in accordance with Section 9 of the Loan Agreement, which shall be deemed for all purposes to be an original signature.

Unified Payments, LLC

By:
Name:
Title:

2

Schedule 3.1(g)

Schedule of Creditors to Be Paid from [Initial] Advance,
Including Account Designation Information for Each Creditor

What is this for?		Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
cellphones for process pink	ACIES AT&T	0.00	87.72	0.00	0.00	0.00	87.72
Anthony will pay vendors - electricity	AMERICAN EXPRESS	0.00	1,174.54	0.00	0.00	0.00	1,174.54
JPAY residual	BPS CHARITY	0.00	0.00	10,000.00	0.00	0.00	10,000.00
Interest payments for debt	Capital Source of NY	0.00	28,750.00	28,750.00	28,750.00	28,750.00	115,000.00
Various - Oleg and Anthony	CORPORATE AMEX	0.00	0.00	0.00	0.00	37,814.56	37,814.56
Gateway	FBS CLAIMREMEDI INC.	210.00	0.00	0.00	0.00	0.00	210.00
Postage outstanding Huntington Beach	FBS PITNEY BOWES 1515800	0.00	134.69	0.00	0.00	0.00	134.69
Terminal hardware vendor	FBS TASQ Technology, Inc.	0.00	206.12	2,044.75	1,839.13	1,435.39	5,525.39
Pink uses for IT services	MPS Connexion IT Solutions	0.00	1,250.00	0.00	0.00	0.00	1,250.00
Gateways	MPS DATACAP SYSTEMS, INC	0.00	134.00	7,217.50	7,377.50	210.00	14,939.00
Debt collection agency service	MPS OXYGEN RECOVERY GROUP	0.00	0.00	0.00	0.00	650.00	650.00
Collection service	MPS TRANSMEDIA	0.00	0.00	8,817.23	3,636.49	0.00	12,453.72
Reporting system - CRM and residuals	POS Portal	5,327.00	1,927.00	0.00	0.00	0.00	7,254.00
Water	PPP ALHAMBRA & SIERRA SPRINGS	12.21	0.00	0.00	0.00	0.00	12.21
Gateway	PPP APRIVA	0.00	2,514.55	2,836.44	2,917.31	3,073.09	11,341.39
Copier	PPP CDS LEASING	0.00	131.05	131.05	134.39	142.09	538.58
electric	PPP CITY OF LODI	0.00	496.04	288.27	285.78	0.00	1,070.09
internet	PPP COMCAST - LODI	333.63	333.63	0.00	0.00	0.00	667.26
Hosting	PPP CPU Rx	220.00	537.50	1,307.50	0.00	0.00	2,065.00
phone system	PPP Cypress Communications	919.82	922.90	0.00	0.00	0.00	1,842.72
hardware - terminals	PPP DEJA VOO SYSTEMS, INC	0.00	0.00	0.00	0.00	44,107.14	44,107.14
marketing program	PPP Geiger	0.00	0.00	0.00	0.00	33,118.36	33,118.36
marketing program - industry circular	PPP Green Sheet, Inc.	0.00	10,928.00	0.00	0.00	54.00	10,982.00
Gateway	PPP ISSUE TRACK, INC.	0.00	5,400.00	0.00	2,700.00	2,700.00	10,800.00
Alarm	PPP LODI ALARM INC.	0.00	105.00	0.00	0.00	0.00	105.00
Networking	PPP LODI CHAMBER OF COMMERCE	390.00	0.00	0.00	0.00	0.00	390.00
Water service	PPP Love Water LLC	25.72	20.72	20.00	40.00	0.00	106.44
NBCF Residual	PPP NBCF INC (NATION BREAST CANC FOUND)	20,833.00	20,833.33	20,833.33	20,833.33	41,666.66	124,999.65
Marketing - process pink - cards - holders	PPP Olivera Designs	0.00	0.00	0.00	877.50	0.00	877.50
cleaning	PPP PARADISE CLEANING - PRECISE	375.00	0.00	0.00	0.00	0.00	375.00
Terminals/SIM Cards/Special Orders/Supplies	PPP PHOENIX GROUP	10,676.52	8,063.91	16,881.08	18,388.74	26,500.29	80,510.54
Chicago office	PPP PITNEY BOWES - 7622294 Lease	32.00	203.00	0.00	0.00	0.00	235.00
PAID	PPP REGUS MANAGEMENT GROUP, LLC	0.00	0.00	0.00	0.00	0.00	0.00
	PPP ROAM Data, Inc.	0.00	0.00	0.00	0.00	177.94	177.94
marketing	PPP Source Media	0.00	0.00	900.00	0.00	900.00	1,800.00
marketing campaign - materials	PPP SparkBase, Inc.	0.00	0.00	0.00	172.28	170.48	342.76
Gateway	PPP Tru-Fast Wireless	0.00	567.50	0.00	0.00	0.00	567.50
Lease - copier	PPP US BANK	0.00	390.62	0.00	0.00	0.00	390.62
Collections	STAR Action Letter	1,624.55	0.00	0.00	0.00	0.00	1,624.55
redo p/r tax returns	STAR ADP, Inc.	0.00	0.00	0.00	0.00	911.85	911.85
Dental insurance	STAR Aetna	0.00	0.00	197.93	0.00	0.00	197.93
Rent Miami	STAR BGC LLC	17,695.13	0.00	0.00	0.00	0.00	17,695.13
Marketing	STAR BrainWorks Media	0.00	0.00	0.00	0.00	455.00	455.00
Office supplies	STAR Capital Office Products	0.00	0.00	0.00	0.00	80.16	80.16
internet	STAR COMCAST	0.00	0.00	127.39	0.00	0.00	127.39
marketing	STAR Cultivator Content Labs	0.00	0.00	0.00	0.00	1,153.29	1,153.29
Server lease	STAR Dell 90103-003	0.00	230.93	230.93	0.00	0.00	461.86
Server maint	STAR Dell 90103-004	0.00	106.64	106.64	106.64	195.57	515.49
marketing	STAR GASTELBONDO PHOTOGRAPHY	0.00	0.00	2,000.00	0.00	0.00	2,000.00
Accounting	STAR Grant Thornton	0.00	0.00	0.00	0.00	35,955.00	35,955.00
Legal	STAR GreenbergTraurig, LLP	0.00	0.00	0.00	0.00	588.00	588.00
Property tax	STAR MIAMI-DADE COUNTY TAX COLLECTOR	0.00	0.00	0.00	0.00	926.12	926.12
Car lease for people coming into town	STAR Nissan Motor Acceptance Corp	0.00	405.01	0.00	0.00	0.00	405.01
Maint	STAR TGI Office Automation WP4856	0.00	32.80	0.00	0.00	173.64	206.44
Copier	STAR Toshiba Lease	240.80	0.00	240.80	240.80	-10.75	711.65
Postage	STAR UPS	25.94	0.00	0.00	174.82	316.62	517.38
Phones	STAR XO COMMUNICATIONS	0.00	0.00	1,518.88	1,124.47	0.00	2,643.35
Water	STAR Zephyrhills Direct	87.06	0.00	0.00	0.00	0.00	87.06
Marketing	Townsend Photographics, Inc.	0.00	0.00	0.00	0.00	2,322.45	2,322.45
TOTAL		59,028.38	85,887.20	104,449.72	89,599.18	264,536.95	603,501.43

Schedule 4.1(e)

Change in Name, Jurisdiction of Formation,
Organizational Structure, or Organizational Number

Old Name	Date of Formation	Date of Name Change	New Name
Star Acquisition Vehicle, LLC	12/20/2010	2/2/2011	Unified Payments, LLC
FBS Acquisition, LLC	12/20/2010	2/2/2011	First Business Solutions, LLC
MPS Acquisition, LLC	12/20/2010	2/2/2011	New Edge Payment, LLC
Process Pink Payments Acquisition, LLC	12/20/2010	2/2/2011	Process Pink Payments, LLC
BPS Acquisition, LLC	12/20/2010	2/2/2011	Business Payment Solutions, LLC

Schedule 6.4

Existing Indebtedness

As at February 1, 2013

Note holder	Position	Note Amount	Current Balance	Origination Date	Term (Mo's)	Termination Date	Interest Rate	Monthly Payment	Balloon Payment
RBL Capital Corp	Senior	7,550,000	3,323,375	1/11/2011	46	10/20/2014	15.63%	114,722	-
MBF Merchant Capital	Senior	8,294,176	2,880,649	12/15/2011	60	1/15/2016	15.63%	85,512	-

MBF Merchant Capital	Senior	2,000,000	2,000,000	12/15/2011	60	1/15/2016	17.50%	62,500	-

NPC/Vantiv	Senior	1,100,000	156,667	10/9/2009	48	10/9/2013	5.00%	25,000	-
Capital Sources of NY	Sub-Debt	2,300,000	2,300,000	1/11/2011	48	1/10/2015	15%	124,583	-

Georgia Notes 18 LLC	Preferred	10,700,000	12,483,333	1/11/2011	0	n/a	8%	-	-
Total:		$31,944,176	$23,144,024					$412,317	-

Renegotiated Debt from February 2013

						Reduction in
						Monthly Payments

Note holder	Position	Interest Rate	Monthly Payment	Balloon Payment	Monthly Payment	New Payment	Payment Reduction
RBL Capital Corp(1)	Senior	15.63%	43,301	222,000	114,722	43,301	-71,421
MBF Merchant Capital(2)	Senior	9.75%	39,977	3,612,416	148,012	39,977	-108,035
NPC/Vantiv	Senior	5.00%	25,000	-	25,000	25,000	-
Capital Sources of NY(3)	Sub-Debt	15%	28,750	-	124,583	28,750	-95,833
Georgia Notes 18 LLC(4)	Sub-Debt	8%	83,222	12,483,333	-	83,222	83,222
Total:			$220,250	$16,317,750	$412,317	$220,250	($192,067)

(1)	New terms of RBL debt: 2 payments of $43,300.80; 24 payments of $162,143.07; balloon $222,000
(2)	New terms of MBF debt: 6 payments of $39,977.47; 30 payments of $81,048.71; balloon $3,612,416.39
(3)	New terms of Capital Sources of NY debt: 1 year interest only extension $28,750 months, followed by 24 payments of $124,583
(4)	Georgia Notes 18 LLC preferred equity converted on January 1, 2014 to 8% interest only loan with a balloon due on 01/01/17

Schedule 6.5

Existing Liens

MBF Merchant Capital, LLC

RBL Capital Group, LLC

Cynergy Data, LLC

California Sate Tax Liens

Process Pink Payments, LLC - predecessor Nevada entity to Process Pink, LLC a Delaware LLC.

o Lien for $1,966.00 pursuant to lien filing made 03/27/2012 (Filing No. 20-1203271727 / Certificate No. G000370785)

o Lien for $1,991.59 (including interests through 06/22/2012) pursuant to lien filing made 07/17/2012 (Filing No. 12-7321339980 / Certificate No. G000370785)

First Business Solutions Corp., a Nevada corporation (and the predecessor entity to First Business Solutions, LLC) (“FB Nevada”)

o Lien for $20,801.49 (including interests through 06/22/2012) pursuant to lien filing made 06/29/2012 (Filing No. 12-7319287888 / Certificate No. G000550359)

o Lien for $10,086.55 (including interests through 06/22/2012) pursuant to lien filing made 10/01/2012 (Filing No. 12- / Certificate No. G000224930)

o Further, we understand there exist the following CA state tax liens against this entity:

§ Lien for $10,007 filed 4/24/2012

§ Lien for $10,636 filed 4/30/2012

§ Lien for $10,078 filed 09/28/2012

First Business Solutions, Inc., a California corporation (and the predecessor to FB Nevada)

o Lien for $8,393.76 (including interests through 07/27/2012) pursuant to lien filing dated 08/02/2012 (Filing No. 12-7323567622 / Certificate No. G000306711

o Lien for $9,823.19 (including interests through 04/13/2012) pursuant to lien filing made 04/19/2012 (Filing No. 12-7310901357 / Certificate No. G000464351)

o Further, we understand there exist the following CA state tax liens against this entity:

§ Lien for $8,137 filed 05/31/2012

§ Lien for $110 filed 11/29/2012

§ Lien for $110 filed 1/17/2012

§ Lien for $9,724 filed 02/01/2012

Federal Tax Liens

IRS tax lien in the amount of $170,000.00 against Merchant Processing Services Corp., a New York corporation (and the predecessor to New Edge Payments, LLC).

This lien was settled by payment of an amount of $153,235.75 in March 2011. Proof of payment has been sent to Lender. No release of lien was received.

Schedule 6.6

Existing Investments

Marketable Securities	0

Long Term Investments:

Portfolios And Client Lists	8,096,726
Less Accumulated Amortization	(3,963,381)

Net Value of Portfolio Investments	4,133,345

Technolodgy IP Deposits	159,314	talk to Oleg - Invoices from Buffalo computer systems
Mid Advance Payments	52,975	Amortize over 3 years.
Less Accumulated Amortization	(1,472)
Net Value of Mid Advance Payments	51,503

Total Investments	4,344,162